Exhibit 10.1
AMENDMENT NO. 1 TO
RESTRICTED STOCK AWARD AGREEMENT
UNDER
NAVIGANT CONSULTING, INC. 2005 LONG-TERM INCENTIVE PLAN
               This Amendment No. 1 (the “Amendment”) is made and entered into as of this _____ day of _____________, 2011 by and between Navigant Consulting, Inc., a Delaware corporation (the “Company”), and ________________ (the “Participant”) as an amendment to the Restricted Stock Award Agreement, dated as of March 15, 2011 (the “Effective Date”), between the Company and the Participant (the “Agreement”).
               WHEREAS, the Agreement awards to the Participant [____________________] shares of restricted stock of the Company (the “Restricted Stock”) subject to the terms and conditions of the Navigant Consulting, Inc. 2005 Long-Term Incentive Plan, as amended, and the Agreement, including the time-based vesting conditions set forth in Section 4 of the Agreement;
               WHEREAS, Section 16 of the Agreement provides that the Company and the Participant may amend the Agreement by a written agreement between the Company and the Participant; and
               WHEREAS, the Company and the Participant desire to amend Section 4 of the Agreement to add performance-based vesting conditions with respect to a portion of the Restricted Stock.
               NOW, THEREFORE, BE IT RESOLVED, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:
1.	Section 1 hereby is amended to add the following new sentence at the end thereof:

Of the Restricted Stock subject to this Award: 33.34% of the Restricted Stock shall be “Tranche 1 Shares,” 33.33% of the Restricted Stock shall be “Tranche 2 Shares;” and 33.33% of the Restricted Stock shall be “Tranche 3 Shares.”

2.	Section 4 hereby is amended in its entirety as follows:
4.	Vesting; Effect of Termination of Employment. The Participant’s Restricted Stock shall become vested as described in the following paragraphs.

(a)	For purposes of this Section 4, the terms below have the following meanings:

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 30-day period immediately preceding the date for which the Average Stock Price is being determined pursuant to this Section 4.

“C&P Industry Group” means the Global Industry Classification Standard Commercial and Professional Services Industry Group. For purposes of determining TSR with respect to a TSR Period, the companies included in the C&P Industry Group shall be determined as of the first day of the applicable TSR Period.

“TSR” means a company’s cumulative total shareholder return as measured by dividing (A) the sum of the cumulative amount of dividends for the applicable TSR Period, assuming dividend reinvestment, and the difference between the Average Stock Price determined as of the first day of the applicable TSR Period and the Average Stock Price determined as of the last day of the applicable TSR Period, by (B) the Average Stock Price determined as of the first day of the applicable TSR Period.

“TSR Period” means the one-year period ending December 31, 2012 with respect to the Tranche 2 Shares and the one-year period ending December 31, 2013 with respect to the Tranche 3 Shares.

(b)	Subject to the remainder of this Section 4, the Tranche 1 Shares shall vest on the first anniversary of the Effective Date.

(c)	Subject to the remainder of this Section 4, the Tranche 2 Shares and Tranche 3 Shares shall vest on March 15, 2013 and March 15, 2014, respectively; provided, however, that the amount of the Tranche 2 Shares and Tranche 3 Shares that vest shall be based on the Company’s TSR percentile ranking over the applicable TSR Period compared to the TSR of the companies included in the C&P Industry Group, as certified by the Committee in writing prior to each such vesting date.

Percent of Tranche 2 Shares or
Company Percentile Rank v.	Tranche 3 Shares that Shall
C&P Industry Group	Vest*
Below 25th percentile	0%
25th percentile	25%
50th percentile	100%
Above 50th percentile	100%

*	The vesting percentage of the Tranche 2 Shares and Tranche 3 Shares shall be determined using straight-line interpolation for points between the 25th and 50th percentile of the C&P Industry Group.
(d)	Notwithstanding the foregoing and except as provided in subsections 4(e) and 4(f) below, if the Participant’s employment or service with the Company or one of its Affiliates terminates before March 15, 2014, he or she shall forfeit any portion of the Restricted Stock that has not then vested as of the date of the termination. The Company shall not have any further obligations to the Participant under this Agreement as to shares of Restricted Stock that are forfeited as provided herein.

(e)	At the discretion of the Committee, all or any portion of the Award may become vested upon the Participant’s death or Permanent and Total Disability.

(f)	If a “Change in Control” as defined in the Plan occurs before March 15, 2014, any unvested portion of the Award shall immediately become fully vested and exercisable.
3. The parties agree that, except as specifically amended hereby, all provisions of the Agreement remain in full force and effect.
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     IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized representative and the Participant has signed this Amendment as of the day and year first above written.

NAVIGANT CONSULTING, INC.

By:
Name:
Title:

[Name of Participant]

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